Exhibit 10.1

EMPLOYMENT AGREEMENT

Between

NRG Energy, Inc.

and

Lawrence Coben

THIS AGREEMENT is made as of August 1, 2024, between NRG Energy, Inc. (the “Company”), and Lawrence Coben (“Executive”).

WHEREAS, the Executive currently serves as the Interim President and Chief Executive Officer (“CEO”) of the Company; and

WHEREAS, the Company wishes to continue to employ Executive as its President and CEO and Executive is willing to accept this appointment under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment. The Company shall continue to employ Executive, and Executive hereby agrees to continue in employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on August 1, 2024 (the “Effective Date”) and ending as provided in Section 5 hereof (the “Employment Period”).

2.            Position and Duties.

(a)            During the Employment Period, Executive shall serve as the President and CEO of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the President and CEO of a company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive’s position, as the Board of Directors of the Company (the “Board”) may from time to time direct.

(b)            During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board. Executive may serve as an officer or director of, or otherwise participate in, purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3.            Compensation and Benefits.

(a)            Beginning on the Effective Date, for fiscal year 2024, Executive’s annual base salary shall be $1,450,000.00. For each subsequent annual period thereafter, the Executive’s annual base salary shall be reviewed by the Board, which shall determine whether to grant an increase (such initial annual base salary and the annual base salary as determined and adjusted upward from time to time by the Board are referred to herein as the “Base Salary”); provided, however, that Base Salary may be reduced in the case of an across-the-board adjustment for senior executives generally but not in excess of the percentage of same for other senior executives, as a group. The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time) but in any event no less frequently than monthly. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to the Executive.

(b)            Bonuses and Incentive Compensation.

(i)            Annual Bonus. Commencing on the Effective Date and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive will be entitled to an annual bonus with a target amount equal to 125% of the Executive’s then Base Salary (the “Annual Bonus”). Executive’s Annual Bonus for fiscal year 2024 shall be prorated for Executive’s partial year of service from the Effective Date through December 31, 2024. The Company shall pay the Annual Bonus in a single cash lump-sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than two and one-half months after the end of such fiscal year.

(ii)            Long Term Incentive. The Executive shall continue to be eligible to participate in the NRG Energy, Inc. Long-Term Incentive Plan (as may be amended from time to time, or any successor plan) (the “LTIP”), on such terms and conditions as are stated therein. Subject to the approval of the Board, Executive shall be eligible to receive a supplemental equity grant for the 2024 fiscal year in the form of performance stock units with a grant-date target value equal to $3,300,791, with the number of shares subject to the equity award determined in accordance with the Company’s standard practice and subject to performance conditions determined by the Board. For the 2025 fiscal year, Executive’s target shall equal 825% of Executive’s then Base Salary.

(c)            During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. During the Employment Period, the Company will (i) promptly reimburse Executive for reasonable expenses incurred for annual tax return preparation, and ongoing tax advice and financial planning, to a maximum of $25,000 annually, and (ii) promptly reimburse Executive, to a maximum of $10,000, for the reasonable legal fees and expenses incurred in connection with negotiating this Agreement, and the other agreements referred to herein, and in assisting the Company in ensuring that Executive understands his obligations and covenants hereunder; provided that such reimbursements must be made prior to the end of the calendar year following the calendar year in which such expense was incurred.

(d)            In addition to the Base Salary and any bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i)            participation in the Company’s retirement plans, health and welfare plans and disability insurance plans, under the terms of such plans and to the same extent and under the same conditions such participation and coverages are provided to other senior management of the Company;

(ii)            paid time off in accordance with the Company policy applicable to senior executives of the Company as in effect from time to time; and

(iii)            coverage under the Company’s director and officer liability insurance policy.

4.            Board Membership. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Effective upon the termination or expiration of the Employment Period, Executive shall resign as a director of the Company and its affiliates, as the case may be.

5.            Termination.

(a)            Termination may occur as follows:

(i)            the Employment Period shall terminate immediately upon Executive’s resignation (with or without “Good Reason,” as defined herein) (except as provided in Section 3(a) above and 5(b) below), death or Disability (as defined herein); or

(ii)            the Employment Period may be terminated by the Company at any time prior to such date for “Cause” (as defined herein) or without Cause. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 30 days from the date of such notice.

(b)            For purposes of this Agreement, Good Reason shall mean the following without Executive’s consent:

(i)            The Company materially reduces the amount of Executive’s then current Base Salary, or the target opportunity for Executive’s Annual Bonus or LTIP award,

(ii)            A material diminution in Executive’s title, authority, duties, or responsibilities or the assignment of duties to the Executive which are materially inconsistent with Executive’s position,

(iii)            The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction,

(iv)            A material reduction in Executive’s benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date,

(v)            Any material failure by the Company to comply with any of the provisions of this Agreement, other than any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(vi)            Any failure to elect Executive to the Board at any regular election of directors during the Employment Period, or any removal of Executive from the Board, for any reason, during the Employment Period; or

(vii)            A change in reporting structure of the Company where Executive is required to report to someone other than the Board;

provided that in no event shall Executive have Good Reason to terminate his employment unless (A) Executive gives notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition; (B) the Company does not cure such condition within 30 days of its receipt of such notice; and (C) Executive actually terminates his employment within 180 days following the initial existence of the condition constituting Good Reason.

(c)            For purposes of this Agreement, Cause shall mean one of more of the following:

(i)            Executive’s willful misconduct or gross negligence in the performance of Executive’s duties to the Company that has or could reasonably be expected to have an adverse effect on the Company,

(ii)            the Executive’s willful failure to perform Executive’s duties to the Company (other than as a result of death or a physical or mental incapacity),

(iii)            indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude,

(iv)            Executive’s performance of any material act of theft, fraud, malfeasance or dishonesty in connection with the performance of the Executive’s duties to the Company,

(v)            breach of this Agreement or any other any written agreement between the Executive and the Company, or a violation of the Company’s code of conduct or other written policy.

For purposes of this Agreement, there shall be no termination for Cause pursuant to subsections (i) through (v) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure and remedy the neglect or conduct that is the basis of such claim, provided that the Executive’s right to cure shall not apply if there are egregious, habitual or repeated breaches by the Executive.

6.            Severance.

(a)            Termination without Cause or for Good Reason.

(i)            In the event of Executive’s termination of employment with the Company (i) by the Company without Cause, or (ii) by Executive for Good Reason, Executive shall be entitled to the severance benefits set forth below in Section 6(a)(ii); provided, however, if such termination of employment within twenty-four (24) months immediately following a “Change in Control” (as defined in the Company Amended and Restated Executive Change-in-Control Severance Plan for Tier IA and Tier IIA Executives, as may be further amended and/or restated from time to time, (the “Severance Plan”)) of the Company, Executive shall in lieu of the severance benefits provided under Section 6(a)(ii) hereof become entitled to the severance benefits set forth below in Section 6(a)(iii).

(ii)            As a condition to the payment of the following severance benefits, the Executive shall continue to comply with the provisions of Sections 9 through 11 hereof and within 45 days of the Executive’s termination of employment, execute and deliver, and the applicable revocation period shall have expired with respect to, the “Release” in the form attached hereto as Exhibit A, in consideration for which the Company agrees to the following:

(A)	The Company shall pay Executive, upon the date that is 45 days following the termination of employment, a lump-sum cash payment in an amount equal to two times the Executive’s annual Base Salary (as in effect at the date of Executive’s termination determined without regard to any reduction in such Base Salary constituting Good Reason).

(B)	A lump-sum amount, paid upon the date that is 45 days after termination of employment, equal to Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which the termination of employment occurred, adjusted on a pro rata basis based on the number of days Executive was actually employed during the bonus plan year in which the termination of employment occurs.

(C)	For eighteen (18) months from the date of termination (the “Benefits Continuation Period”), the Company shall reimburse the Executive for his cost to participate in COBRA benefits continuation coverage.

(D)	The Company shall treat all equity awards under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(E)	The Company shall pay Executive the amounts described in Section 6(d).

(iii)            As a condition to the payment of the following severance benefits, the Executive shall continue to comply with the provisions of Sections 9 through 11 hereof and within 45 days of the Executive’s termination of employment execute and deliver, and the applicable revocation period shall have expired with respect to, the Release, in consideration for which the Company agrees to the following:

(A)	The Company shall pay Executive, upon the date that is 45 days after termination of employment, a lump-sum cash payment in an amount equal to three times the sum of the following: (x) Executive’s annual Base Salary (as in effect at the date of Executive’s termination determined without regard to any reduction in such Base Salary constituting Good Reason) and (y) Executive’s target Annual Bonus (determined without regard to any reduction in such target Annual Bonus constituting Good Reason) for the year in which the termination of employment occurs.

(B)	For eighteen (18) months from the date of termination (the “Change in Control Benefits Continuation Period”), the Company shall reimburse the Executive for his cost to participate in COBRA benefits continuation coverage.

(C)	A lump-sum amount, paid upon the date that is 45 days after termination of employment, equal to Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which the termination of employment occurred, adjusted on a pro rata basis based on the number of days Executive was actually employed during the bonus plan year in which the termination of employment occurs.

(D)	The Company shall treat all equity awards under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(E)	The Company shall pay Executive the amounts described in Section 6(d).

(iv)            Notwithstanding anything in this Section 6(a) to the contrary, the benefit reimbursement provided pursuant to Section 6(a)(ii)(C) and Section 6(a)(iii)(B) shall be discontinued prior to the end of the Benefits Continuation Period or Change in Control Benefits Continuation Period, as applicable, in the event Executive becomes eligible for benefits from a subsequent employer (including self-employment or consulting) similar to those benefits Executive was receiving pursuant to his COBRA benefits continuation, as determined by the Company in good faith, Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete and timely information concerning the same.

(v)            Notwithstanding anything herein to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as of his termination of employment, then to the extent necessary to comply with the requirements of Section 409A of the Code, no payments due Executive under this Section 6(a) shall be made earlier than the date that is the earlier of six months following Executive’s termination of employment and Executive’s death, at which time all payments that would otherwise have been made or provided to Executive within that period shall be paid to Executive in a lump sum.

(b)            Termination for Cause or Voluntary Resignation. In the event Executive’s employment with the Company is terminated (i) by the Board for Cause (as defined herein), or (ii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability the Company agrees to the following:

(i)            The Company shall pay Executive the amounts described in Section 6(d).

(ii)            The Company shall treat all equity awards under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(c)            Death or Disability. In the event that Executive’s employment with the Company is terminated as a result of Executive’s death or Disability, the Company agrees to the following:

(i)            The Company shall pay Executive, or his estate or legal representative, within fifteen (15) days after such termination, a lump-sum amount equal to Executive’s then current target bonus opportunity established under the bonus plan in which the Executive is then participating, for the plan year in which the termination of employment occurred, adjusted on a pro rata basis based on the number of days Executive was actually employed during the bonus plan year in which the termination of employment occurs.

(ii)            The Company shall treat all equity awards under any other Company plans in accordance with the terms of the plans or agreements under which such awards were created or maintained.

(iii)            The Company shall pay Executive the amounts described in Section 6(d)

For purposes of this Section 6(c), “Disability” shall mean “disabled” as defined in Section 409A(a)(2)(C) of the Code and the regulations promulgated thereunder. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and reasonably acceptable to Executive and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

(d)            In the case of any termination of Executive’s employment with the Company, Executive or his estate or legal representative shall be entitled to receive from the Company (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) to the extent not theretofore paid and not otherwise addressed in this Section 6, the amount of any bonus, incentive compensation, deferred compensation and other compensation earned or accrued by Executive as of the date of termination under any compensation and benefit plans, programs or arrangements maintained in force by the Company (for this purpose, Executive’s Annual Bonus, if any, for any fiscal year shall be deemed to have accrued only on the last day of such fiscal year), (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive, in accordance with Company policy, as of the date of termination to the extent not theretofore paid, and (iv) all benefits accrued by Executive under all benefit plans and qualified and nonqualified retirement, pension, 401(k) and similar plans and arrangements of the Company, in such manner and at such time as are provided under the terms of such plans and arrangements. In the event Executive becomes entitled to receive the benefits described in Section 6(a) hereof, such benefits shall be in lieu of other compensation to which Executive may have been entitled pursuant to all other agreements and plans, including without limitation, the Severance Plan.

(e)            No Other Payments. Except as provided in (a), (b), (c) or (d) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.

(f)            No Mitigation. In the event of Executive’s termination of employment for whatever reason or in the event of breach of this Agreement by the Company, Executive shall be under no obligation to seek other employment or to otherwise mitigate his damages.

(g)            Offset. The Company may offset, to the fullest extent of the law, any amounts due to the Company from the Executive, or advanced or loaned to the Executive by the Company, from any monies owed to Executive or Executive’s estate by reason of his termination of employment; provided that in no event will the payment of any amount that constitutes “deferred compensation” under Section 409A of the Code and the regulations promulgated thereunder be offset.

(h)            Limitations. Notwithstanding any other provision of Section 6 to the contrary, (i) to the extent any benefits provided pursuant to Section 6 during the first six months after Executive’s termination are not paid pursuant to a qualified plan, a bona fide sick leave or vacation plan, a disability plan, a death benefit plan or a plan providing medical expense reimbursements which are non-taxable or a separation pay plan (within the meaning of the regulations under Section 409A of the Code Section 409A) and Executive is a “specified employee” within the meaning of Section 409A of the Code, Executive shall pay the cost of such coverage during the first six months following termination and shall be reimbursed for the cost of such coverage six months after Executive’s termination.

7.            Indemnification.

(a)            The Company agrees that (i) if Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (each, a “Proceeding”) by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant or representative of the Company or is or was serving at the, request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another entity or (ii) if any claim, demand, request, investigation, dispute, controversy, threat, discovery request or request for testimony or information (each, a “Claim”) is made, or threatened to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Delaware, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee, agent, manager, consultant or representative of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall advance to Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within 15 days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b)            Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 7(a) that Executive has satisfied any applicable standard of conduct nor a determination by the Company (including the Board, independent legal counsel or stockholders) that Executive has not met any applicable standard of conduct, shall create a presumption that Executive has or has not met an applicable standard of conduct.

8.            280G Best Net. In the event that any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement or his employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), then such payment or benefit shall be reduced to the minimum extent necessary to avoid the imposition of such tax, but only if such reduction would cause the amount to be retained by Executive to be greater than would be the case if Executive were required to pay such excise tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount and time of any reduction required hereunder shall be made by an independent auditor (the “Auditor”) jointly selected and paid by the Company, and agreed to by Executive (which agreement shall not be unreasonable withheld). Unless Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any of its affiliates. If the parties cannot agree on the firm to serve as the Auditor, then the parties shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

9.            Confidential Information.

(a)            Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company or any of its affiliates (“Confidential Information”) are the property of the Company or such affiliate. Therefore, except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its affiliates (“Third Party Information”), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Except in the course of Executive’s duties to the Company or as may be compelled by law or appropriate legal process, Executive will not, during his employment by the Company, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the Board to do so. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information or the business of the Company, or its affiliates which he may then possess or have under his control. Notwithstanding the foregoing, the Company hereby waives the right to assert an “inevitable disclosure” argument in any legal proceeding against Executive after the termination of his employment.

(b)            Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during his employment with the Company or any of its affiliates, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality, or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

(c)            Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or any of its affiliates that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive understands that if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order.

(d)            Nothing in this Agreement or any other agreement or arrangement with the Company or any of its affiliates shall prohibit or restrict Executive from making any disclosure of information or documents to any governmental agency or legislative body, any self-regulatory organization, the Legal Department of the Company, or pursuant to the whistleblower provisions of the Dodd-Frank Act or Sarbanes-Oxley Act.

10.            Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, trade secrets, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which may relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its affiliates (“Work Product”), belong to the Company or such affiliate. Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Executive acknowledges that all applicable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent any Work Product is not deemed a work made for hire, then Executive hereby assigns to the Company or such affiliate all right, title and interest in and to such Work Product, including all related intellectual property rights.

11.            Non-Compete, Non-Solicitation, Non-Disparagement.

(a)            In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its affiliates he shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its affiliates and that his services shall be of special, unique and extraordinary value to the Company and its affiliates, and therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any company engaged in a business that competes with any businesses of the Company or its affiliates, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period within any geographical area in which the Company or its affiliates engage or have definitive plans to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. Notwithstanding the foregoing, the provisions of this Section 11(a) shall not apply in the case of any material breach of the Company’s obligations under Section 6 or Section 7 which remains uncured for more than twenty (20) days after notice is received from Executive of such breach, which such notice shall include a detailed description of the grounds constituting such breach.

(b)            During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee or consultant of the Company or any of its affiliates to leave the employ of or engagement with the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee or consultant thereof, (ii) hire any person who was an employee of the Company or any affiliate during the last six months of the Employment Period; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any affiliate (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its affiliates).

(c)            Executive shall not disparage the Company, its subsidiaries and parents, and their respective officers, managers and employees, or make any public statement (whether written or oral) reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, managers, and employees, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement, except as may otherwise be required by applicable law or compelled by process of law. By way of example and not limitation, Executive agrees that he will not make any written or oral statements that cast in a negative light the services, qualifications, business operations or business ethics of the Company or its employees. Nothing in this Section shall restrict either party’s ability to: (i) consult with counsel, (ii) make truthful statements under oath or to a government agency or official, or (iii) take any legal action with respect to Executive’s employment or termination of the employment with the Company.1

(d)            If, at the time of enforcement of this Section 11, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 11 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(e)            In the event of the breach or a threatened breath by Executive of any of the provisions of this Section 11, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Executive of Section 11(a), the Noncompete Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

12.            Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound which has not been waived, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity which has not been waived, and (iii) on the Effective Date, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

13.            Survival. Sections 5 through 28, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

14.            Notices. Any notice, communication or request provided for in this Agreement shall be in writing and shall be (a) sent by e-mail (with confirmation of receipt by non-automated reply e-mail from the recipient), (b) personally delivered (with a written acknowledgement of receipt), (c) sent by nationally recognized overnight courier service (with a written acknowledgement of receipt by the overnight courier) or (d) mailed by certified or registered mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Lawrence Coben

(Address on file with the Company)

Copy to:

Notices to the Company:

Gin Kirkland Kinney

SVP, Administration and Corporate Affairs

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Email : virginia.kinney@nrg.com

Brian Curci

EVP and General Counsel

NRG Energy, Inc.

804 Carnegie Center

Princeton, NJ 08540

Email: brian.curci@nrg.com

or such other address or to the attention of such other person as the recipient party shall have specified by ten (10) days prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (i) when sent by email, (ii) when personally delivered, (iii) two (2) days after being sent by overnight courier, or (iv) three (3) days after mailing by certified or registered mail.

15.            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such, invalid, illegal or unenforceable provision had never been contained herein.

16.            Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17.            No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

18.            Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the beneficiaries, heirs and representatives of Executive and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a majority of its assets, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement. Executive may not assign his rights (except by will or the laws of descent and distribution) or delegate his duties or obligations hereunder. Except as provided by this Section 19, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

20.            Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

21.            Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

22.            Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

23.            Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its affiliates does not make such deductions or withholdings at the written request of the Executive, Executive shall indemnify the Company and its affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

24.            Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT IN COMPLIANCE WITH THE PROVISIONS OF PARAGRAPH 14 (NOTICE) SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25.            Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

26.            Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive that relate to the business of the Company or its affiliates (“Corporate Opportunities”), if Executive wishes to accept or pursue, directly or indirectly, such Corporate Opportunities on Executive’s own behalf. This Section 26 shall not apply to purchases of publicly traded stock by Executive.

27.            Legal Costs. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes during Executive’s lifetime including, without limitation, reasonable attorneys’ fees incurred by Executive in asserting any claims or defenses under this Agreement, except that Executive shall bear his own costs of such litigation or disputes (including, without limitation attorneys’ fees) if the court finds in favor of the Company with respect to any claims or defenses asserted by the Executive.

28.            Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during the Employment Period (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into Executive’s possession during the Employment Period); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 28, the Company shall reimburse Executive for reasonable out-of- pocket expenses (including travel, lodging and meals) incurred by Executive during Executive’s lifetime in connection with such cooperation, subject to reasonable documentation. In addition, the Company shall compensate Executive at a rate of $500 per hour for the time in excess of one business day, per occurrence or event, that Executive reasonably spends complying with his obligations under this Section after the expiration of the Employment Period.

29.            Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest while endeavoring to retain the intended economic benefits of this Agreement. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NRG ENERGY, INC.

By:

/S/ Brian Curci
Name Brian Curci
Title Executive Vice President, General Counsel

/S/ Lawrence Coben
Name Lawrence Coben
Title President and Chief Executive Officer

Exhibit A

SEVERANCE AGREEMENT & GENERAL RELEASE

[To be attached]

EXHIBIT A

NRG Energy, Inc.

Severance Agreement and General Release

This Severance Agreement and General Release (“Agreement”) is between Lawrence Coben, , (“Executive” or “Employee”) and NRG Energy, Inc. (“NRG” or the “Company”). Executive’s employment with NRG ended effective [DATE] (the “Severance Date”). The parties agree as follows:

1.	Severance Benefits. In exchange for Executive entering into and not revoking this Agreement, NRG will provide Executive with the following “Severance Benefits” (in each case subject to all applicable taxes and withholdings):[1]

a.	[[two times Executive’s current annual base salary][2] [three times the sum of Executive’s (i) current annual base salary and Executive’s target annual bonus][3] in the total gross amount of $[●];

b.	An Annual Incentive Plan (“AIP”) payment for the performance year encompassing the Severance Date, payable at target and prorated for Executive’s period of employment during the performance year, in the total gross amount of $[●]; and

c.	Reimbursement of medical and/or dental COBRA coverage for 18 months (“Subsidized COBRA”).]

2.	No Admission of Liability. It is understood and agreed by the parties that this Agreement does not constitute, and shall not be construed as, an admission by NRG or any Released Party of any violation of any applicable law, duty or obligation.

3.	Important Information About Severance Benefits

a.	Severance Benefits are in addition to payment for accrued but unused paid time off, which Executive will receive upon termination of employment.

b.	In order to receive Subsidized COBRA, Executive must timely apply for, qualify for, and remain eligible for COBRA coverage and must timely pay all required premiums. If Executive fails to do any of the foregoing or if Executive loses COBRA eligibility (including without limitation because Executive becomes eligible for Medicare), Executive will not receive Subsidized COBRA. In addition, Subsidized COBRA shall be discontinued prior to the end of the continuation period in the event Executive becomes eligible for benefits from a subsequent employer (including self-employment or consulting) similar to those benefits Executive was receiving pursuant to his COBRA benefits continuation, as determined by the Company in good faith, Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to be provided, to the Company in writing correct, complete and timely information concerning the same.

1 NTD: To be adjusted as appropriate to reflect any amendments or agreements of the parties.

2 NTD: If termination is not within 24 months following a Change in Control.

3 NTD: If termination is within 24 months following a Change in Control.

c.	Severance Benefits are being made available to Executive under the terms and conditions described in Executive’s Employment Agreement with NRG Energy, Inc. dated [●], 2024 (the “Employment Agreement”) and the AIP. Executive may request copies of Agreement or the AIP plan document.

d.	To the extent Executive has previously received an unvested long-term incentive or other stock or stock-based award (“Award”), the treatment of such Award upon Executive’s termination will be in accordance with the applicable Award Agreement. If such Award Agreement requires that Executive execute a waiver of claims, Executive’s timely execution of this Agreement without revocation will satisfy said requirement.

4.	Timing of Severance Benefits

a.	To the extent that payment of any amounts under this Agreement does not constitute “deferred compensation” for purposes of Internal Revenue Code Section 409A, Severance Benefits payable in cash will be paid in a lump sum payment consistent with NRG’s normal payroll schedule following the date the Agreement becomes non-revocable.

b.	In the event that the sum of Executive’s Consideration Period (as defined below) plus the Revocation Period (as defined below) results in a total period of time that crosses calendar years (whether or not the full amount of time is used), all cash payments to Executive under this Agreement will be made during the succeeding calendar year.

5.	Acknowledgments regarding Severance Benefits

a.	Executive acknowledges that Executive is not otherwise entitled to Severance Benefits upon termination of employment with NRG absent this Agreement.

b.	Except for any vested benefits Executive may have under any pension or retirement plans, Executive acknowledges that upon receipt of Executive’s final regular paycheck and payment for accrued, but unused paid time off, Executive has received all monies earned and due Executive arising out of Executive’s employment with NRG, and Executive will not claim from NRG any other salary, commissions, severance pay, bonuses, overtime, stock, stock options, vacation pay, holiday pay, paid time off, insurance, benefits, or any other compensation or benefit other than the Severance Benefits provided by this Agreement.

6.	Waiver and Release of Claims

a.	In exchange for the Severance Benefits described in this Agreement, Executive settles, releases and forever discharges NRG and the Released Parties (the “Waiver and Release”) from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, whether known or unknown, whether on an individual or class basis, on behalf of Executive with respect to any and all matters relating to or arising out of Executive’s employment with or separation from NRG, Executive’s other contracts and relationship to date with NRG, and any other matters arising through the date Executive signs this Agreement (collectively, “Claims”).

b.	For purposes of this Waiver and Release “Executive” or “Employee” means Executive individually and Executive’s attorneys, agents, representatives, heirs, executors, administrators, successors, and assigns.

c.	As used in this Agreement, “Released Parties” means NRG Energy, Inc., and all of its parent, subsidiary or related companies, and all of its and their present and former owners, officers, directors, divisions, affiliates, predecessors, successors, insurers, assigns, representatives, employees, attorneys and agents, and all persons or entities acting by, through, under, or in concert with any of them.

7.	Examples of Waived and Released Claims. The Waiver and Release of Claims includes, but is not limited to:

a.	Anti-discrimination statutes, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, and the Uniformed Services Employment and Reemployment Rights Act, which prohibit discrimination or harassment based on protected categories such as race, color, age, sex, national origin, religion, disability, genetic information, military service or veteran status; and any other federal, state, or local laws prohibiting employment or wage discrimination, harassment or retaliation.

b.	Employment statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal, state, or local laws relating to employment.

c.	Tort and contract claims, such as claims for wrongful discharge, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligence, gross negligence, bad faith, intentional or negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

d.	Other laws, including but not limited to: (i) claims under “whistleblower” or “private attorney general” or “public policy” statutes or common law; (ii) claims for compensation, bonuses, commissions, or lost wages; (iii) claims that in any way relate to the design or administration of any employee benefit program; (iv) claims that Executive has irrevocable or vested rights to post-employment payments or benefits other than the benefits set forth in this Agreement; (v) claims under any agreements or policies governing Executive’s employment; or (vi) any claims to attorneys’ fees or other indemnities.

8.	Non-Released Claims. The only exceptions to the Waiver and Release of Claims are with respect to:

a.	Claims as may arise after the date of this Agreement;

b.	vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date Executive executes this Agreement;

c.	applicable workers’ compensation benefits for occupational injuries or illnesses (but excluding Claims for alleged employment discrimination or retaliation for workers’ compensation activities, which Claims are waived and released by this Agreement);

d.	Claims for unemployment benefits; and

e.	Claims which the controlling law clearly states may not be released by private agreement.

9.	Settlement of Pending Matters

a.	If Executive has any lawsuit, charge or complaint filed or pending in any court or forum or before any Government Agency (as defined below) based on or arising out of any Claim released by this Agreement (a “Pending Matter”), then this Agreement will constitute Executive’s complete settlement of the Pending Matter and Executive’s request to the court, forum or Government Agency to withdraw or dismiss the Pending Matter. Executive further agrees to take all reasonable steps requested by NRG or a Released Party to effectuate the withdrawal or dismissal of any Pending Matter. For the avoidance of doubt, a Pending Matter does not include any claim filed or instituted pursuant to any Protected Right.

b.	For purposes of this Agreement, a “Government Agency” is defined as any federal, state or local governmental agency or commission, including but not limited to the U.S. National Labor Relations Board, the U.S. Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, and any similar state or local agencies.

10.	Covenant Not To Sue

a.	Except as to “Protected Rights” (defined below), Executive agrees never to file or institute (or participate as a class member in) any action, suit, proceeding, or claim of any kind against NRG or any Released Party based on or arising out of any Claim released by this Agreement. Executive understands and agrees that this Agreement will constitute a complete bar to Executive’s receipt of any damages, remedy or relief in any forum, whether on an individual or class-wide basis, for any Claim released by this Agreement.

b.	Executive shall retain the following “Protected Rights”: Nothing in this Agreement prevents Executive from consulting with counsel; from complying with a valid court order; from reporting unlawful conduct to a law enforcement agency or testifying in a proceeding regarding alleged sexual harassment or otherwise unlawful conduct; from discussing or disclosing information about unlawful acts in the workplace or at work related events, such as harassment, discrimination, illegal retaliation, sexual harassment, sexual assault, wage and hour violations, or any other conduct that Executive has reason to believe is unlawful, an unfair employment practice, or against a clear mandate of public policy; from filing a charge or complaint with a Government Agency; from communicating with a Government Agency; or from otherwise participating in a Government Agency investigation or proceeding, including receiving an award paid by a Government Agency for providing information to a Government Agency.

11.	Specific State Acknowledgments and/or Agreements. Attached to this Agreement is a “Supplement to Agreement – Specific State Acknowledgments and/or Agreements.” Executive agrees and acknowledges that Executive has reviewed this Supplement and to the extent Executive is or was employed by NRG or a Released Party in any referenced state, Executive agrees that the relevant section is incorporated by reference into this Agreement.

12.	Return of Company Property. Executive agrees to return all property belonging to NRG or the Released Parties that is in Executive’s possession, including, but not limited to, all telephones and accessories, computers, laptops, printers, credit cards, reports, ledgers, documents, policy manuals, files, memoranda, diaries, address or contact lists, customer lists, print-outs, records, instruction or training manuals, computer disks or software, employee identification cards, business cards, door and file keys, computer access cards and codes, and any other documents or physical or personal property that Executive received, prepared, or helped to prepare in connection with Executive’s employment with NRG or a Released Party. Executive further agrees that Executive has not retained, and will not retain, any copies, duplicates, reproductions, or excerpts of any such materials.

13.	Restrictive Covenants. Except as to Protected Rights, Executive hereby acknowledges that Executive is bound by, and agrees to continue to comply with, the restrictive and proprietary rights covenants set forth in Section 9 (Confidential Information), Section 10 (Intellectual Property, Inventions and Patents) and Section 11 (Non-Compete, Non-Solicitation, Non-Disparagement) of the Employment Agreement.

14.	Cooperation with Litigation. In the event that NRG (or any of its subsidiary or affiliated companies) is involved in litigation for which it needs the cooperation and/or testimony of Executive, Executive agrees to fully cooperate with NRG, and NRG agrees to reimburse Executive for reasonable, out-of-pocket expenses that Executive incurs, in accordance with the terms of Section 28 of the Employment Agreement.

15.	Remedies for Breach of Agreement

a.	If Executive should breach any of Executive’s material promises or agreements in this Agreement, Executive will return to NRG 25% of all monetary payments Executive received under this Agreement as liquidated damages, and will be liable for any and all additional damages suffered as a result of Executive’s breach. This Section shall not be construed to limit in any way NRG’s right to seek and obtain injunctive or equitable relief against Executive to enforce the terms of this Agreement, or to recover damages suffered due to Executive’s breach of this Agreement.

b.	If either party is found to be in breach of this Agreement by a court of competent jurisdiction, the breaching party shall be responsible for paying the costs and expenses (including reasonable attorneys’ fees) incurred by the non-breaching party in enforcing the Agreement and/or recovering remedies for the breach.

16.	Other Provisions

a.	This Agreement contains all of the terms, promises, representations, and understandings between the parties, and as such, fully supersedes any and all prior communications, drafts, discussions, or agreements (written or verbal) pertaining to the subject matters addressed in this Agreement; except that, to the extent Executive has previously signed, acknowledged or is otherwise bound by any agreement or policy with respect to confidentiality, assignment of inventions or other intellectual property, non-competition, non-solicitation of customers, vendors, employees or otherwise, or any other post-employment obligations, Executive’s obligations under any such prior agreement or policy will remain in effect and will be read in harmony with this Agreement to provide the maximum protection to NRG. This Agreement may not be amended, modified, or changed orally, but only by an agreement in writing and signed by both parties.

b.	This Agreement is binding upon and is intended for the benefit of NRG and its successors and assigns. Executive’s rights and obligations under this Agreement are personal and are not assignable.

c.	Should any section or portion of this Agreement be held unreasonable or unenforceable by any court of competent jurisdiction, such decision of the court shall apply only to the specific section or portion involved and shall not invalidate the remaining sections or portions of this Agreement.

d.	This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of Executive’s principal work location at the time of Executive’s termination.

e.	If applicable to Executive’s termination, additional information pursuant to Older Worker Benefit Protection Act will be provided at Annex A to this Agreement.

17.	Knowing and Voluntary Acknowledgements and Time Periods. In signing below, I (Executive) acknowledge and warrant as follows:

a.	No verbal or written promises of any kind have been made to me to cause me to sign this Agreement other than the Severance Benefits and other consideration provided in this Agreement, which are in addition to any amounts presently due me or to which I am normally entitled to receive.

b.	I expressly waive any and all rights or claims that I may have arising under the Age Discrimination In Employment Act (“ADEA”). I know and understand that I am not waiving any rights or claims that may arise after the date this waiver of ADEA rights is executed.

c.	I am hereby advised by NRG to consult with an attorney of my choosing prior to executing this Agreement. I acknowledge that, upon signing, I have consulted with an attorney or have voluntarily chosen not to seek that consultation. I am entering into this Agreement knowingly and voluntarily and with full knowledge of its provisions and effects.

d.	I have been afforded a reasonable period of time of at least [21] calendar days to read, review and consider the terms of this Agreement (the “Consideration Period”). This Consideration Period is measured from the later of (a) the date I first received this Agreement, or (b) my termination date. I may use as much or as little of the Consideration Period as I voluntarily choose and agree that any modifications made during this period shall not restart the running of the Consideration Period. However, I understand that if I do not execute and return this Agreement to NRG by the expiration of the Consideration Period, then this Agreement is withdrawn.

e.	I further understand that I have 7 calendar days following execution of this Agreement to revoke it in writing (the “Revocation Period”) and that none of the provisions of the Agreement are effective or enforceable until the Revocation Period has expired without my having exercised this right to revoke.

f.	If I choose to timely accept or to revoke this Agreement, I must do so in writing by (1) the electronic signature method that has been communicated to me, or (2) by written instrument (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested, or (c) sent by email, addressed as follows:

Peter Johnson – VP, Talent & Culture
NRG Energy, Inc.
804 Carnegie Center
Princeton, NJ 08540
(713) 537-2900 – Telephone
HRBusinessOperations@nrg.com

I AGREE TO ALL OF THE FOREGOING TERMS.

Larry Coben
Executive Name	Executive Signature

Employee ID

Supplement to Agreement - Specific State Acknowledgments and/or Agreements

To the extent that Executive is or was employed by the Company or a Released Party in any of the following states, Executive and the Company agree that the relevant section is incorporated by reference into the Agreement.

A.	California

(1)	Executive’s Waiver and Release expressly includes all claims, whether known or unknown, and expressly waives protection of California Civil Code section 1542, which reads:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(2)	Executive acknowledges that the Consideration Period in the Agreement provides more than five (5) business days to consult an attorney regarding the Agreement. To the extent that Executive signs the Agreement prior to the end of the Consideration Period, Executive acknowledges that Executive’s decision to accept such shortening of time is knowing and voluntary and was not induced by the Company or any Released Party through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing Executive with different terms.

B.	Colorado. At the time of execution of this Agreement, the Company and Executive are not aware of any alleged discriminatory or unfair employment practices engaged in, complained of, or witnessed by Executive.

C.	Massachusetts. Executive’s Waiver and Release expressly includes, but is not limited to, all claims and rights, whether known or unknown, under the Massachusetts Payment of Wages Law, the Massachusetts Overtime Law, and the Massachusetts Fair Employment Practices Law.

D.	New York. Executive acknowledges and agrees that Executive does not have, nor has ever had, any claims or causes of action against Company or a Released Party that in any way arise out of, involve, or relate to discrimination or otherwise trigger the requirements under the New York General Obligations Section 5-336 or Section 5003-b of the New York Civil Practice Law and Rules.

E.	Oregon. Executive acknowledges and agrees that Executive does not have, nor is Executive aware of any facts that would support, any claims or causes of action against the Company or any Released Party that in any way arise out of, involve, or relate to discrimination, sexual harassment, or sexual assault, or that are otherwise covered under the Workplace Fairness Act, O.R.S. 659A.030; O.R.S. 659A.082; or O.R.S. 659A.112.